Exhibit 99.1

Novatel Wireless OEMs and Tier-One European Operators Join

Forces to Deliver Multi-Pronged 3G Product Portfolio

Company Expands European Footprint with Increasing Sales as Multiple

Tier-One Operators Launch HSDPA Broadband Products Across Europe

SAN DIEGO, April 10, 2007 - Novatel Wireless, Inc. (Nasdaq:NVTL), a leading provider of wireless broadband access solutions, today announced that four tier-one operators and two OEM partners, including existing and new customers, have launched its next generation HSDPA product portfolio throughout Europe. The customer relationships have resulted in more than a 25 percent sequential increase in HSDPA EMEA sales in the first quarter of 2007.

The Company currently has five products commercialized for the European market across all product portfolio segments of PC and ExpressCardsTM, embedded modules and Ovation fixed mobile solutions. The Novatel Wireless MerlinTM XU870 HSDPA ExpressCard has now been launched by four tier-one European operators in seven countries, and will be made available by two tier-one OEM partners. In addition, the Company expects to continue its market leadership in Europe with this form factor by launching the Merlin X950D HSUPA ExpressCard.

The Company also announced that it will bring its popular Ovation product line of fixed mobile solutions into Europe by launching a robust next generation Ovation MC870D platform with tier-one European operators by the third quarter of 2007. Addressing fixed and mobile platforms at speeds up to 7.2 Mbps, the Ovation MC870D will enable a bridge between local area and wide area networks through an embedded network module. As a result, multiple users will be able to connect through a single device to the wide area network.

“We are very encouraged by the growing interest in the product portfolio for our European business, which has resulted in an increase in orders from new and existing tier-one operators in the market,” said Brad Weinert, Acting CEO and COO of Novatel Wireless. “Having generated over $30 million in sales with our Ovation product line for EV-DO networks in the first quarter of 2007, we look forward to delivering a robust HSDPA version of this product line into the European market. We are very pleased that our trendsetting Ovation portfolio is quickly becoming a key strategy for our customers to increase their revenue by incorporating innovative features that support greater functionality and services.”

Samples of the Ovation MC870D are now ready for testing and lab submission. For additional information on the Ovation family of products, please visit: http://www.novatelwireless.com/products/ovation/index.html

Novatel Wireless OEMs and Tier-One European Operators	Page 2
Join Forces to Deliver Multi-Pronged 3G Product Portfolio

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is revolutionizing wireless communications. The Company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless' Merlin(TM) PC Cards and ExpressCards, Expedite(R) Embedded Modules, MobiLink(TM)Communications Software Suite, Ovation(TM) Fixed Mobile Convergence Products and Conversa(TM) Software Suite enable high-speed wireless access. The Company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this release constitutes forward-looking statements based on management's current expectations, assumptions, estimates and projections. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, (1) the future demand for wireless broadband access to data, (2) the future growth of wireless wide area networking, (3) changes in commercially adopted wireless transmission standards and technologies, (4) continued acceptance of the Company’s current products and market demand for the Company’s anticipated new product offerings in 2007, (5) increased competition and pricing pressure from current or new wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) unexpected liabilities or expenses, (8) the Company’s ability to introduce new products in a timely manner, (9) litigation, regulatory and IP developments, (10) dependence on a small number of customers, (11) the effect of changes in accounting standards and in aspects of our critical accounting policies and (12) the Company's plans and expectations relating to strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.

These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.

(C) 2007 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

SOURCE: Novatel Wireless, Inc.

for Novatel Wireless, Inc.

Nadel Phelan

Michael Kelly, 831-440-2403

michael@nadelphelan.com

Copyright Business Wire 2007